Morgan Stanley Institutional Fund Trust - Global
Strategist Portfolio
Item 77O- Transactions effected pursuant to Rule
10f-3

Securities Purchased:  Transurban Finance
Company Pty 4.125% due 2/2/2026
Purchase/Trade Date:	  10/27/2015
Offering Price of Shares: $99.123
Total Amount of Offering:  $550,000,000
Amount Purchased by Fund: $125,000
Percentage of Offering Purchased by Fund: .023
Percentage of Fund's Total Assets: .10
Brokers:  Goldman, Sachs & Co., J.P. Morgan
Securities LLC, Morgan Stanley & Co. LLC
Purchased From: JP Morgan
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.